===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             IMCO Recycling Center
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                              IMCO Recycling Inc.

Dear Stockholder:

  You are cordially invited to the Annual Meeting of Stockholders of IMCO Recycling Inc. scheduled to be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O'Connor Blvd., Irving, Texas, on Wednesday, May 12, 1999, commencing at 9:00 A.M., Central Daylight Savings Time. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.

  At the meeting, you will be asked to elect two directors to serve until the 2002 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to consider the approval of the IMCO Recycling Inc. Employee Stock Purchase Plan, to consider the approval of the Corporation's Annual Incentive Compensation Plan and to consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1999. Information concerning the Board nominees, the Employee Stock Purchase Plan, the Annual Incentive Compensation Plan and the proposal regarding the Corporation's independent accountants, as well as other important information, is contained in the accompanying proxy statement which you are urged to read carefully.

  Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Corporation will be able to avoid the expense of further solicitation.

  On behalf of IMCO's Board of Directors and employees, thank you for your cooperation and continued support.

                                          Sincerely,

                                          Don V. Ingram
                                          Chairman of the Board

April 9, 1999

                              IMCO RECYCLING INC.
                     5215 North O'Connor Blvd., Suite 940
                       Central Tower at Williams Square
                              Irving, Texas 75039

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 12, 1999

                             ---------------------

To the Stockholders of
 IMCO Recycling Inc.

  The 1999 Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") will be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O'Connor Blvd., Irving, Texas, on Wednesday, May 12, 1999, at 9:00 A.M., Central Daylight Savings Time, for the following purposes:

  1. To elect two Class III directors to hold office until the 2002 Annual Meeting of Stockholders.

  2. To consider and vote on the approval of the Corporation's Employee Stock Purchase Plan.

  3. To consider and vote on the approval of the Corporation's Annual Incentive Compensation Plan.

  4. To consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1999.

  5. To transact any other business which properly may be brought before the meeting and any adjournment thereof.

  Only holders of record of the Corporation's Common Stock at the close of business on March 19, 1999 are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders of record will be open to the examination of any stockholder at the Corporation's principal executive offices at 5215 North O'Connor Blvd., Suite 940, Central Tower at Williams Square, Irving, Texas for a period of ten days prior to the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

  Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy and return it in the envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all of your shares will be voted. The proxy card should be signed by you exactly as your stock is registered. If you have already signed and returned your proxy, you may revoke it at any time prior to the meeting, and if you are present at the meeting, you may withdraw it and vote in person. Attendance at the annual meeting is limited to stockholders, their proxies and invited guests of the Corporation.

  This Notice, the accompanying Proxy Statement, and the enclosed Proxy are sent to you by order of the Board of Directors of the Corporation.

                                          Paul V. Dufour
                                          Secretary

Irving, Texas
April 9, 1999

                              IMCO RECYCLING INC.
                     5215 North O'Connor Blvd., Suite 940
                       Central Tower at Williams Square
                              Irving, Texas 75039

                             ---------------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 12, 1999

                             ---------------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

  The Board of Directors of the Corporation is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Irving, Texas on May 12, 1999 and at any adjournment of the meeting. The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 9, 1999.

  This proxy solicitation is intended to give stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting. The proxy permits stockholders to withhold voting for either or both nominees for election to the Corporation's Board of Directors and to abstain from voting on any other specified proposal if the stockholder chooses.

  All holders of record of shares of the Corporation's Common Stock at the close of business on March 19, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had outstanding 16,464,991 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to come before the meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, so long as a quorum is constituted, is required for the election of directors. The proposals to approve the Employee Stock Purchase Plan and to approve the Annual Incentive Compensation Plan each require for their approval the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, provided that the total vote cast on a proposal represents over 50% in interest of all shares entitled to vote on that proposal. All other action proposed in this Proxy Statement may be taken upon the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, so long as a quorum is constituted.

  With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to approve the Employee Stock Purchase Plan or the proposal to approve the Annual Incentive Compensation Plan will have the effect of a negative vote because approval of those proposals requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors, the proposal to approve the Employee Stock Purchase Plan, the proposal to approve the Annual Incentive Compensation Plan and the proposal to ratify the appointment of the auditors. Under Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the auditors, nor will it count as a vote cast in determining the total votes cast on the proposal to approve the Employee Stock Purchase Plan or the proposal to approve the Annual Incentive Compensation Plan.

  A stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Corporation prior to the exercise of the proxy, by signing a subsequent proxy or by voting in person at the meeting (although simply attending the Annual Meeting without signing a ballot or signing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's signed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below; (ii) FOR the approval of the Corporation's Employee Stock Purchase Plan; (iii) FOR the approval of the Corporation's Annual Incentive Compensation Plan; and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1999.

                              2000 ANNUAL MEETING

  The Board presently intends to hold the Corporation's next Annual Meeting of Stockholders on or about May 10, 2000. A Proxy Statement and Notice of this meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in the Corporation's proxy statement for the 2000 Annual Meeting of Stockholders, a proposal of a stockholder must be received by the Corporation at its principal executive offices in Irving, Texas, by December 11, 1999. All stockholder proposals of this nature must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act").

  In addition, in order for a stockholder proposal to be raised from the floor during the next year's annual meeting, written notice about that proposal must be received by the Corporation by no later than December 11, 1999 and must contain the necessary information as required by the Corporation's bylaws. In order for a stockholder to make a director nomination at an annual meeting, it is necessary to notify the Corporation not fewer than 120 days in advance of the day specified in the Proxy Statement for this year's Annual Meeting. Thus, since April 9, 1999 is specified as the mailing date in this year's Proxy Statement, in order for any nomination notice to be timely for next year's annual meeting, it must be received by the Corporation not later than December 11, 1999 (that is, 120 days prior to April 9) Also, the notice must meet all the other requirements contained in the Corporation's bylaws for nominating directors. If you would like a copy of the relevant bylaw provisions containing the requirements for making stockholder proposals and nominating director candidates, please contact the Corporation's corporate Secretary at the executive headquarters of the Corporation. Also, under "Meetings of Directors and Committees" you can find information about suggestions for nominations to the Board of Directors.

                       VOTING AND PRINCIPAL STOCKHOLDERS

  At the Record Date, there were outstanding 16,464,991 shares of Common Stock which were held of record by 474 stockholders. The holders of the Common Stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

  The following table sets forth as of March 19, 1999, certain information with regard to the beneficial ownership of Common Stock by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock of the Corporation; (ii) each director and nominee for director of the Corporation (see "Election of Directors"); (iii) each named executive officer of the Corporation; and (iv) all executive officers and directors as a group.

                             Number       Shares Underlying    Total    Percent
Name of                        of        Options Exercisable Beneficial   of
Beneficial Owner            Shares(1)      within 60 Days    Ownership   Class
----------------            ---------    ------------------- ---------- -------
Don V. Ingram.............  1,254,710(2)       257,620        1,512,330   9.0%
 2200 Ross Ave., Suite
  4500-E
 L.B. 170
 Dallas, Texas 75201
William Warshauer.........  1,134,936(3)           -0-        1,134,936   6.9%
 430 W. Garfield Ave.
 Coldwater, Michigan 49036
Mellon Bank Corporation...  1,969,280(4)           -0-        1,969,280  12.0%
 One Mellon Bank Center
 Pittsburgh, Pennsylvania
  15258
Eagle Asset Management,
 Inc......................  1,355,455(5)           -0-       1,355,4550   8.2%
 880 Carillion Parkway
 St. Petersburg, Florida
  33716
Steve Bartlett............      2,425              -0-            2,425    *
J.M. Brundrett............     17,678            7,526           25,204    *
Ralph L. Cheek............     50,519            4,615           55,134    *
John J. Fleming...........     20,646            7,926           28,572    *
Jeb Hensarling............      1,195              -0-            1,195    *
Don Navarro...............      3,678            7,926           11,604    *
Jack C. Page..............      2,778            7,926           10,704    *
Hugh G. Robinson..........        -0-              -0-              -0-    *
Paul V. Dufour............    160,410          189,067          349,477   2.1%
Richard L. Kerr...........     85,780          148,467          234,247   1.4%
Denis W. Ray..............      3,000            5,000            8,000    *
Thomas W. Rogers..........     36,200          111,667          147,867    *
All Executive Officers and
 Directors as a group (16
 persons, including those
 individuals named
 above)...................  1,727,267          886,766(6)     2,614,033  15.1%

---------------------
 * Less than 1%
(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by wives and minor children of such persons and corporations in which such persons hold a controlling interest.
(2) Represents 1,014,569 shares owned by Mr. Ingram directly, 78,141 shares owned by Mr. Ingram's wife and 162,000 shares held by trusts and custodial accounts created for the benefit of Mr. Ingram's children and relatives (of which Mr. Ingram is trustee). Substantially all of these shares have been pledged or are held in margin maintenance accounts.
(3) Represents 551,330 shares owned by Mr. Warshauer directly, 551,330 owned by Mr. Warshauer's wife and 32,276 shares owned by a limited partnership in which both Mr. Warshauer and his wife own a 50% partnership interest. Includes 225,000 shares owned by Mr. Warshauer and his wife held in an escrow fund and subject to return to the Corporation under certain conditions under an Escrow Agreement among Mr. Warshauer, his wife and the Corporation, entered into in connection with the Corporation's acquisition of Alchem Aluminum, Inc. in 1997. Mr. Warshauer is a nominee for Class III Director of the Corporation.
(4) Information with respect to beneficial ownership of shares by Mellon Bank Corporation is based solely upon the latest report of Mellon Bank Corporation on Schedule 13G dated February 4, 1999 as filed with the SEC. Mellon Bank Corporation or certain of its direct or indirect subsidiaries have sole and shared power to vote or to direct the vote for 1,869,947 shares and 5,630 shares, respectively, and sole and shared power to dispose or to direct the disposition of 1,964,480 shares and 4,800 shares, respectively.
(5) Information with respect to beneficial ownership of shares by Eagle Asset Management, Inc. is based solely upon the latest report of Eagle Asset Management, Inc. on Schedule 13G dated January 29, 1999 as filed with the SEC.
(6) Represents outstanding options under the Corporation's stock option plans granted to officers and directors of the Corporation which are exercisable within 60 days of March 19, 1999.

                             ELECTION OF DIRECTORS

General

  The Certificate of Incorporation of the Corporation provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but not to a number less than three) and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of the Class III Directors expires at the Annual Meeting of Stockholders to be held on May 12, 1999, the term of office of the Class II Directors expires at the 2000 Annual Meeting of Stockholders and the term of office of the Class I Directors expires at the 2001 Annual Meeting of Stockholders.

  The persons named in the proxy will vote for Hugh G. Robinson and William Warshauer as nominees for election as Class III Directors except where authority has been withheld as to a particular nominee or as to both nominees. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute nominee designated by the Board.

Directors and Nominees for Election to the Board of Directors

NOMINEES

Class III Directors.

   Name                                                                      Age
   ----                                                                      ---
   Hugh G. Robinson.........................................................  66
   William Warshauer........................................................  66

  Hugh G. Robinson is Chairman and Chief Executive Officer of The Tetra Group, Inc., a construction management firm located in Dallas, Texas. He has held that position since 1989. Prior to then, Mr. Robinson was President of Cityplace Development Corporation, a real estate development subsidiary of The Southland Corporation. Mr. Robinson is a former Chairman and Board member of the Federal Reserve Bank of Dallas. Mr. Robinson served as an officer in the United States Army, retiring with the rank of Major General. He is currently a member of the Boards of Directors of A.H. Belo Corporation, Guaranty Federal Savings Bank and Circuit City Stores, Inc., and is on the Advisory board of TU Electric.

  William Warshauer is the Chief Executive Officer of Alchem Aluminum, Inc., a secondary specification aluminum alloying firm that he founded in 1970. Alchem primarily serves the automotive market from its facility located in Coldwater, Michigan. In November 1997 the Corporation purchased all of the outstanding capital stock of Alchem, where Mr. Warshauer has continued to serve as a director and chief executive officer. Mr. Warshauer plans to resign his position as officer and director of Alchem if he is elected to the Board.

DIRECTORS CONTINUING IN OFFICE

Class II Directors; Present Term Expires 2000.

   Name                                                                      Age
   ----                                                                      ---
   John J. Fleming..........................................................  59
   Jeb Hensarling...........................................................  41
   Don Navarro..............................................................  54

  John J. Fleming has served as a director since May 1989. Mr. Fleming is Chairman and Chief Executive Officer of TransAtlantic Petroleum Corp., a Canadian oil and gas exploration and production company. Mr. Fleming served as Chairman and Chief Executive Officer from 1980 until March 1991 of CanCapital Corporation, a Canadian merchant banking, securities investment, and oil and gas exploration and production company headquartered in Calgary, Alberta, Canada. Mr. Fleming also serves as a director of Gothic Energy Corporation.

  Jeb Hensarling is a principal and owner of F-H & Associates, a public affairs and media relations consulting firm located in Dallas, Texas. Mr. Hensarling has also served as vice president of Maverick Capital, an investment management firm, and as executive director of the National Republican Senatorial Committee. Mr. Hensarling managed U.S. Senator Phil Gramm's 1990 Reelection Campaign.

  Don Navarro has served as a director since June 1986. Mr. Navarro is the owner and president of Strategic Value Advisors, a company which provides business and management services to public and private companies, specializing in assisting organizations to develop, refine and implement strategic plans.

Class I Directors; Present Term Expires 2001.

   Name                                                                      Age
   ----                                                                      ---
   Don V. Ingram............................................................  63
   Steve Bartlett...........................................................  51

  Don V. Ingram has served as a director since 1988. He was elected chief executive officer of the Corporation on February 7, 1997 and has served as Chairman of the Board of the Corporation since 1994. Mr. Ingram played the major role in the Corporation's formation in 1986. Mr. Ingram has been owner and President since 1984 of Summit Partners Management Co., a private investment management company in Dallas. Mr. Ingram is also a director of TransAtlantic Petroleum Corp.

  Steve Bartlett has served as a director since 1998. He serves as Chairman of the Board and interim CEO of Saranda Corporation, a custom manufacturer of injection molded products located in Phoenix, Arizona; Mr. Bartlett acquired Saranda with other investors in 1996. He founded Meridian Products Corporation of Dallas, Texas, also a manufacturer of injection molded products, in 1976, serving as its Chairman of the Board until he retired and sold his interest in 1998. Mr. Bartlett served as Mayor of Dallas, Texas from 1991 until 1995, and as a member of the United States Congress from 1983 until 1991. Mr. Bartlett is also a director of Kaufman and Broad Home Corporation.

  Ralph L. Cheek, who is not standing for reelection, will serve as a Director Emeritus to the Corporation for a three-year term. J.M. Brundrett and Jack C. Page are currently Class III Directors who are not eligible to stand for reelection at the Annual Meeting.

  The Board recommends that stockholders vote FOR Hugh G. Robinson and William Warshauer as nominees for election as Class III Directors at the Annual Meeting of Stockholders.

                     MEETINGS OF DIRECTORS AND COMMITTEES

  The Board held a total of ten Board meetings in 1998. Each director attended at least 75% of the meetings of the full Board and the committees of which he was a member held during 1998. The Board has established four standing committees to assist it in the discharge of its responsibilities. In addition, the Board has created an Executive Compensation Subcommittee within the Compensation Committee.

  The Audit Committee reviews the professional services provided by the Corporation's independent accountants and the independence of that firm from management of the Corporation. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Corporation, the adequacy of the Corporation's internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Corporation as it may find appropriate or as have been brought to its attention. This Committee held five meetings in 1998. The current members of the Audit Committee are Mr. Page, Chairman, and Mr. Fleming.

  The Compensation Committee reviews and recommends the amount and form of compensation and benefits payable to all officers, advises and consults with management regarding the benefit plans and compensation policies and practices of the Corporation, and administers the Corporation's stock option, incentive and bonus plans (except with respect to matters entrusted to the Executive Compensation Subcommittee, as described below). This Committee held thirteen meetings in 1998. The current members of the Compensation Committee are Mr. Navarro, Chairman, Mr. Fleming and Mr. Page.

  The Executive Compensation Subcommittee was formed during 1997 to succeed to certain principal functions previously reserved to the Compensation Committee. The Executive Compensation Subcommittee's principal responsibility is to review and advise the board with respect to performance-based compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code (which limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive and four other highest compensated executive officers, unless certain conditions are met), and equity awards to corporate officers and directors who are subject to Section 16 of the Exchange Act. The Subcommittee met three times during 1998. Messrs. Fleming (Chairman) and Page currently comprise the members of this subcommittee.

  The Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Corporation's policies concerning environmental, health and safety matters affecting the Corporation. This Committee held two meetings in 1998. The current members of the Environmental Committee are Dr. Brundrett, Chairman, and Mr. Cheek.

  The Committee on Directors was established for the purpose of recommending to the Board nominees for election or reelection as director and to recommend policies regarding certain Board governance issues. While the Committee on Directors normally is able to identify from its own resources an ample number of qualified candidates, it will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary of the Corporation at the Corporation's principal executive offices, and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to the consideration of his or her name by the Committee on Directors. Additionally, there must be no legal impediments to the nominee serving as a director. However, the selection of nominees is solely within the discretion of the Board of Directors. The Committee on Directors held five meetings in 1998. The members of the Committee on Directors are Mr. Navarro, Chairman, Dr. Brundrett and Mr. Ingram. See also, "2000 Annual Meeting."

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors of the Corporation has furnished the following report on executive compensation. The Committee report documents the components of the Corporation's executive officer compensation programs and describes the compensation philosophy on which 1998 compensation determinations were made by the Committee with respect to the executive officers, including the Chief Executive Officer and the four other executive officers that are named in the compensation tables (the "Named Executive Officers"). Because certain of the functions of the Committee have been transferred to the Executive Compensation Subcommittee, the Subcommittee joins in this report. The Subcommittee was established in 1997 to address issues before the Committee that require decisions by directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code, and as non-employee directors under Section 16(b) of the Exchange Act.

Compensation Philosophy and Overall Objectives of Executive Compensation
Programs

  It is the philosophy of the Corporation to ensure that executive compensation be directly linked to continuous improvements in corporate performance and increases in stockholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

    Provide a competitive total executive compensation package that enables the Corporation to attract and retain key executives.

    Integrate all pay programs with the Corporation's annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

    Provide variable compensation opportunities that are directly linked with the performance of the Corporation.

  In 1998, the Committee engaged PricewaterhouseCoopers LLP ("PwC"), recognized independent compensation consultants, to undertake a third-party evaluation of current compensation arrangements in light of competitive market conditions. PwC assisted the Committee in its deliberations in determining 1998 compensation awards and will assist the Corporation in implementing pay-for-performance initiatives in 1999.

  As a result of the Committee's continuing review of the competitiveness of the Corporation's total compensation program for officers and other key employees, the Committee has recommended to the Board of Directors that the Corporation adopt the Annual Incentive Compensation Plan. See "Proposal to Approve the IMCO Recycling Inc. Annual Incentive Compensation Plan."

Cash Compensation

  Cash compensation for 1998 included base salary and the Corporation's Annual Incentive Program awards. The base salary of each of the Named Executive Officers is determined by an evaluation of the responsibilities of that position and by comparison to the average level of salaries paid in the competitive market in which the Corporation competes for comparable executive ability and experience. Annually, the performance of each Named Executive Officer is reviewed by the Subcommittee and, in the case of the other executive officers, the Chief Executive Officer, taking into account the Corporation's operating and financial results for that year, the contribution of each executive officer to these results, the achievement of goals established for each executive officer at the beginning of each year and competitive salary levels for persons in those positions in the markets in which the Corporation competes. To assist in its deliberations in 1998, the Committee was advised by PwC in compiling comparable salary and incentive compensation information for a number of representative companies in the industry for comparison purposes. Following its review of the performance of the Named Executive Officers, the Committee and Subcommittee reported their recommendations for salary increases and incentive awards to the Board of Directors. In 1998, annual base salary increases and incentive compensation awards were approved by the Subcommittee and reported to the Board of Directors for all of the Named Executive Officers, and incentive compensation awards were approved by the Committee for all of the executive officers (other than the Named Executive Officers). The Committee believes these recommended salary increases and incentive awards were warranted and consistent with the performance of these executives during 1998 based on the Committee's and Subcommittee's evaluation of each individual's overall contribution to accomplishing the Corporation's 1998 corporate goals and of each individual's achievement of individual goals during the year. The 1998 corporate financial target determinants were return on assets and earnings per share growth.

Long Term Incentives

  The Committee believes that it is essential to align the interests of the Named Executive Officers and other management personnel responsible for the growth of the Corporation with the interests of the Corporation's stockholders. The Committee believes the long-term alignment of its executives to stockholders is best accomplished through the provision of stock-based and/or cash-based long-term incentives consistent with a stock growth orientation. Therefore, the Committee will review a plan concept in 1999 and recommend a plan design that will provide for payment of various forms of long-term incentive compensation to the Board of Directors for its approval. The purpose of the new plan will be to foster and promote the long-term financial success of the Corporation and materially increase the value of the equity interests in the Corporation by: (a) encouraging the long-term commitment of selected key employees, (b) motivating superior performance of key employees by means of long-term performance related incentives, (c) encouraging and providing key employees with a formal program for obtaining an ownership interest in the Corporation, (d) attracting and retaining outstanding key employees by providing incentive compensation opportunities competitive with other major companies and (e) enabling participation by key employees in the long-term growth and financial success of the Corporation. The Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Board of Directors, from time to time, to assure that the Named Executive Officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of the Corporation.

Chief Executive Officer Compensation

  In determining the compensation of Don V. Ingram, the Chairman and Chief Executive Officer, the Subcommittee, with the assistance of PwC, considered the Corporation's operating and financial results for fiscal year 1998, evaluated Mr. Ingram's individual performance and substantial contribution to those results and considered the compensation range for other chief executive officers of companies in the industry. Based on that review and assessment, the Subcommittee recognized that an increase in base salary was warranted as a result of his performance and to bring his base salary in line with the marketplace. However, PwC is currently reviewing the job content of each of the Named Executive Officers to properly benchmark the positions to the marketplace, and the Committee believes it prudent to recommend, and the Board of Directors has acknowledged, the deferral of any base salary increase to Mr. Ingram and other Named Executive Officers until after this review is completed. Once the review is completed, the Subcommittee will recommend a base salary increase, if any, based upon the review and will notify the Board of Directors of its action.

Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code disallows a corporation's tax deduction for compensation paid to its chief executive officer and its executive officers in excess of $1,000,000 per person. Performance-based compensation and certain other compensation are not subject to this deduction limitation. The Corporation continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation as performance-based, whenever that appears appropriate. However, the Board, the Committee and the Subcommittee reserve the authority to award non-deductible compensation under circumstances they deem appropriate.

Summary

  Once the review of the Corporation's executive compensation program is completed and pay-for-performance concepts are incorporated into the program, the Committee believes that the total compensation program for Named Executive Officers will be competitive with the compensation programs provided by other corporations with which the Corporation competes, and will serve the best interests of the stockholders of the Corporation. The Committee also believes that the proposed Annual Incentive Compensation Plan and a long-term incentive program design, primarily in the form of stock-based incentives, will provide opportunities to participants that are consistent with the returns that are generated on the behalf of Corporation's stockholders.

Compensation Committee

 Compensation Committee Members:

  Don Navarro, Chairman  John J. Fleming  Jack C. Page

 Executive Compensation Subcommittee Members:

  John J. Fleming, Chairman Jack C. Page

  The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee Interlocks and Insider Participation

  During 1998, the Corporation paid Strategic Value Advisors, a firm owned by Mr. Navarro, $210,000 for representing the Corporation in connection with the bankruptcy of a major customer of the Corporation and other collection situations that required the expertise of Mr. Navarro's firm. In addition, Mr. Ingram, Chief Executive Officer and Chairman of the Board of the Corporation, is a director of TransAtlantic Petroleum Corp., a Canadian oil and gas exploration and production company. Mr. Fleming is the President, Chairman and Chief Executive Officer of TransAtlantic Petroleum Corp. Other than the foregoing, the Corporation has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported under this heading by SEC rules, and no current or former officer of the Corporation serves on its Compensation Committee.

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock (as measured by dividing: (i) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) The Standard and Poor's 500 Index, (2) The Standard and Poor's Small Cap 600 Index (which includes the Corporation) and (3) an index of peer companies selected by the Corporation consisting of: Wellman Inc. and EnviroSource Inc. Safety-Kleen, Inc., a former member of the Corporation's index of peer companies, was acquired on May 18, 1998 by Laidlaw Environmental Services, Inc. As a result of this transaction, the common stock of Safety-Kleen, Inc. is no longer publicly traded, and the company is therefore not included in the Corporation's index of peer companies for 1998. The Corporation considers itself a part of the resource recovery industry, along with the other companies in the peer index.


                        [PERFORMANCE GRAPH APPEARS HERE]
                                    CUMULATIVE TOTAL RETURN
                       -------------------------------------------------
                       12/93    12/94   12/95    12/96    12/97    12/98
IMCO RECYCLING INC.     100      126     205      123      137      134
PEER GROUP              100      143     117       92      106       51
S & P 500               100      101     139      171      229      294
S & P SMALLCAP 600      100       95     124      150      189      194

  The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

                    REMUNERATION OF DIRECTORS AND OFFICERS

Summary of Cash and Certain Other Compensation

  The following table provides certain summary information concerning compensation paid or accrued by the Corporation to or on behalf of the Corporation's chief executive officers and each of the other four most highly compensated executive officers of the Corporation determined as of the end of the last fiscal year (referred to collectively as the "Named Executive Officers") for the fiscal years ended December 31, 1998, 1997, and 1996.

                          SUMMARY COMPENSATION TABLE

                                       Annual Compensation            Long-Term Compensation Awards
                                  ------------------------------  -------------------------------------
                                                    Other annual  Securities underlying    All other
Name and Principal Position  Year  Salary  Bonus(1) compensation       options (#)      compensation(2)
---------------------------  ---- -------- -------- ------------  --------------------- ---------------
D.V. Ingram.............     1998 $361,200 $100,910      --              200,000            $19,141
 Chief Executive Officer     1997 $320,833 $243,000      --              155,000              --
                             1996    --       --         --                --                 --

R.L. Kerr...............     1998 $258,000 $ 62,447      --               45,000            $21,238
 President and Chief
  Operating Officer          1997 $247,058 $183,000      --               95,000            $13,770
                             1996 $214,700    --         --               33,000            $12,307

P.V. Dufour.............     1998 $242,520 $ 62,427      --               45,000            $21,293
 Executive Vice
  President, Chief           1997 $232,000 $175,400      --               95,000            $13,935
 Financial Officer and
  Secretary                  1996 $199,000    --         --               33,000            $11,985

D.W. Ray................     1998 $146,900 $ 50,000   $102,756(3)         40,000            $ 7,673
 Senior Vice President,
  Operations                 1997    --       --         --                --                 --
                             1996    --       --         --                --                 --

T. W. Rogers............     1998 $179,740 $ 47,070      --               25,000            $15,083
 Senior Vice President,      1997 $172,000 $ 72,000      --               10,000            $13,478
 Marketing And Sales         1996 $161,500    --         --               12,500            $11,423

---------------------
(1) Amounts represent cash bonus payments made to Named Executive Officers (a) in 1999 and 1998 with respect to fiscal year 1998; (b) in 1998 and 1997 with respect to fiscal year 1997; and (c) in 1997 and 1996 with respect to fiscal year 1996.

(2) Represents compensation paid or accrued under the Corporation's Retirement Savings Plan and Executive Life and Health Insurance Programs described below.

  Retirement Savings Plan. Executive officers who have served for at least one year are eligible to participate in the Corporation's Retirement Savings Plan, which includes both a profit sharing plan feature and a 401(k) feature.

  The Corporation contributed the following amounts to the Retirement Savings Plan for the accounts of the Named Executive Officers during 1998, 1997 and 1996:

                                                          1998    1997    1996
                                                         ------- ------- -------
     Don V. Ingram...................................... $11,161   --      --
     Richard L. Kerr.................................... $13,000 $12,750 $12,307
     Paul V. Dufour..................................... $13,000 $12,750 $11,985
     Denis W. Ray.......................................   --      --      --
     Thomas W. Rogers................................... $13,000 $12,750 $11,423

  Executive Life Insurance Programs. The Corporation has entered into split-dollar life insurance agreements with the Named Executive Officers to provide them with death benefits in the following amounts: Mr. Ingram-- $3,000,000; Messrs. Kerr and Dufour--$1,000,000 each; Messrs. Ray and Rogers--$500,000 each. The amounts below include the entire dollar amount of the term life portion of each insurance premium and includes, for Messrs. Kerr, Dufour, Ray and Rogers for 1998 only, the present value of the interest-free use of the non-term portion of each premium:

                                                             1998   1997   1996
                                                            ------ ------ ------
     Don V. Ingram......................................... $7,980   --     --
     Richard L. Kerr....................................... $8,238 $1,020 $  861
     Paul V. Dufour........................................ $8,293 $1,185 $1,171
     Denis W. Ray.......................................... $7,673   --     --
     Thomas W. Rogers...................................... $2,083 $  728 $  686

(3) Represents reimbursement of moving expenses to Mr. Ray under the Corporation's relocation policy.

Stock Options

  The options shown below were awarded during 1998 pursuant to the Corporation's 1992 Stock Option Plan and Annual Incentive Program:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     Individual Grants
                         -------------------------------------------------------------------------
                                              Percent of total
                         Number of securities options granted                         Hypothetical
                          underlying options   to employees in Exercise or Expiration  Grant Date
Name                          granted(2)        fiscal year    base price     date      Value(1)
----                     -------------------- ---------------- ----------- ---------- ------------
                                 (#)                (%)          ($/Sh)
D.V. Ingram.............        40,000              6.4%         $16.063     1/2/2008  $  184,000
                               160,000             25.5%         $13.000   12/11/2008  $  547,200

R.L. Kerr...............        45,000              7.2%         $13.000   12/11/2008  $  153,900

P.V. Dufour.............        45,000              7.2%         $13.000   12/11/2008  $  153,900

D.W. Ray................        15,000              2.4%         $16.250    3/27/2008  $   70,500
                                25,000              4.0%         $13.000   12/11/2008  $   85,500

T.W. Rogers.............        25,000              4.0%         $13.000   12/11/2008  $   85,500

Executive Group.........        40,000              6.4%         $16.063     1/2/2008  $  184,000
                                15,000              2.4%         $16.250    3/27/2008  $   70,500
                               330,000             52.6%         $13.000   12/11/2008  $1,128,600

Non-Employee Director
 Group..................        12,696              2.0%         $13.688   12/15/2008  $   46,214

Non-Executive Officer,          15,000              2.4%         $16.063    4/21/2008  $   69,600
 Employee and Consultant
 Group..................       215,000             34.2%         $13.000   12/11/2008  $  735,300

---------------------
(1) The options are valued pursuant to the Black-Scholes valuation model, based upon the following assumptions: (a) expected stock price volatility calculated using monthly changes in stock price since January 1994, resulting in a stock price volatility of 0.312; (b) a risk-free rate of return calculated using the interest rates of five-year U.S. Treasury notes as of the date of the grant, resulting in a risk-free rate of return assumption of 5.40%, 5.59%, 5.60%, 4.47% and 4.47% for options granted on January 2, 1998, March 27, 1998, April 21, 1998, December 11, 1998 and
    December 15, 1998; (c) a weighted dividend yield assumption of 1.82, determined by dividing the current $0.24 per share annualized dividends by the fair market value of the Common Stock on the date of the grant; and (d) a time of exercise assumption of four years (although the actual option term is ten years, that period was reduced for valuation purposes to reflect the non-transferability, vesting schedule and risk of forfeiture of the options).

(2) All options granted to officers and employees will vest in three equal annual increments beginning on the first anniversary date of the grant.

Option Exercises and Holdings

  General. The following table provides information with respect to the Named Executive Officers concerning the exercise of options granted under the Corporation's Amended and Restated Stock Option Plan (1990) and 1992 Stock Option Plan during the last fiscal year and unexercised options under the Amended and Restated Stock Option Plan (1990), the 1992 Stock Option Plan and the Annual Incentive Program held as of the end of the fiscal year:

    AGGREGATED OPTION EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION VALUES

                                                           Exercisable                   Unexercisable
                                                  ------------------------------ ------------------------------
                                                      Number of       Value of       Number of       Value of
                                                  shares underlying unexercised  shares underlying unexercised
                                          Value      unexercised    in-the-money    unexercised    in-the-money
                         Shares acquired realized    options at      options at     options at      options at
          Name           on exercise(#)    (1)       12/31/98(#)    12/31/98(2)     12/31/98(#)    12/31/98(2)
          ----           --------------- -------- ----------------- ------------ ----------------- ------------
D.V. Ingram.............       --          --          197,620        $ 40,209        333,832        $401,666
R.L. Kerr...............     48,800      $329,460      123,468        $126,017        125,332        $127,896
P.V. Dufour.............     80,000      $745,000      164,068        $242,717        123,732        $124,596
D.W. Ray................       --           --           --              --            40,000        $ 60,938
T.W. Rogers.............     13,000      $131,463      111,667        $411,938         39,833        $ 69,188

---------------------
(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) The last reported sale price of the Common Stock on the NYSE composite tape on December 31, 1998 was $15.4375 per share.

  Loan Program. During 1998, the Corporation, acting through the Compensation Committee, extended loans to certain management employees under the Corporation's Executive Option Exercise Loan Program adopted by the Board of Directors in 1998. The Loan Program facilitated these individuals' ability to
(i) exercise their stock options under the Company's Amended and Restated Stock Option Plan (1990) and (ii) pay federal and state taxes realized upon exercises. All loans under the Loan Program bear interest at the "applicable federal rate" under Section 1274 of the Internal Revenue Code in effect as of the date the loan was made (5.70%), and all loans are secured by the shares purchased with the proceeds of the loan. Each loan matures in five years, except that the Corporation may accelerate any loan upon (i) an employee's termination of employment, or (ii) the date the employee sells the shares purchased with the loan proceeds. Interest on each "Tax Loan" is due and payable annually and at maturity. Interest on each "Exercise Loan" is due and payable at maturity. However, so long as the employee remains employed by the Corporation, on each anniversary date of an Exercise Loan, 50% of the interest accrued during the most recent year will be forgiven and 50% of the interest not forgiven from the prior year will also be forgiven; all remaining interest will be forgiven on the fifth anniversary maturity date.

  On February 28, 1999, loans based upon the terms set forth above were outstanding to three of the Named Executive Officers as follows: (i) Mr. Kerr, $454,390 (Exercise Loan) and $131,784 (Tax Loan), (ii) Mr. Dufour, $540,000
(Exercise Loan) and $305,822 (Tax Loan), (iii) Mr. Rogers, $77,350 (Exercise
Loan) and $59,158 (Tax Loan). In addition, as of February 28, 1999, the Corporation had an aggregate of (i) $212,690 in Exercise Loans outstanding and
(ii) $181,204 in Tax Loans outstanding to two other executive officers.

Directors' Compensation

  The Annual Incentive Program provides that each non-employee director shall be granted as a retainer on a quarterly basis (i) a number of shares of Common Stock to be determined from time to time by the Board (the

"retainer shares") plus (ii) a cash payment equal to the fair market value of the retainer shares, determined over the five successive trading days prior to the quarterly retainer award date. If a director elects prior to the beginning of the fiscal quarter, the director may take a total retainer for that quarter equal to twice the number of the retainer shares, in lieu of the cash portion of the quarterly retainer for such quarter. During 1998, the number of shares determined by the Board to constitute the number of retainer shares to be granted each quarter to each non-employee director was 250 shares; the aggregate number of shares issued by the Corporation as retainer shares during 1998 was 7,570 and the aggregate cash payments made were $76,485. In addition, any director serving as a member of a committee of the Board is entitled to receive $750 per committee meeting attended and $250 for telephonic meetings. The Chairman of the Compensation Committee is to receive an annual cash retainer of $4,000; the Chairmen of the other standing committees are each to receive annual retainers of $2,000.

  The Corporation's 1992 Stock Option Plan provides that each non-employee director will automatically be granted on December 15th of each year a nonqualified stock option to purchase that number of shares of Common Stock determined by dividing the aggregate fair market value (determined over the previous four fiscal quarters when calculating the fair market value of the Common Stock retainer component) of the retainer granted to each director by the fair market value per share of Common Stock on December 15th. On December 15, 1998, pursuant to the 1992 Stock Option Plan, each such non-employee director was granted an option to purchase 2,368 shares of Common Stock. The exercise price per share with respect to these options granted is $13.6875.

Compliance with Section 16(a)

  Section 16(a) of the Exchange Act requires the Corporation's officers, directors and persons who own more than 10% of the Corporation's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms filed by such person. Based solely upon the Corporation's review of those forms furnished to it and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to the Corporation's executive officers, directors and 10% stockholders were complied with except that Ralph L. Cheek, Director of the Corporation, did not timely file a Form 4 relating to the sale of 20,000 shares of Common Stock in May 1998.

                  PROPOSAL TO APPROVE THE IMCO RECYCLING INC.
                         EMPLOYEE STOCK PURCHASE PLAN

General

  In February 1999, the Board approved the IMCO Recycling Inc. Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was adopted in order to advance the long-range interests of the Corporation by encouraging the acquisition and ownership of Common Stock by employees of the Corporation and its subsidiaries. The Purchase Plan is intended to increase the employees' proprietary interest in the Corporation's long-term performance and success and to provide employees with a means of obtaining an equity ownership interest in the Corporation. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. A copy of the Purchase Plan is attached to this Proxy Statement as Appendix A, and the following description is qualified in its entirety by reference to Appendix A.

Description of the Plan

  The Purchase Plan, if approved by the stockholders, will allow all employees who are employed for more than 20 hours per week and who have been employed by the Corporation for at least six months prior to the first day of an "offering period" (as described below) to authorize payroll deductions at a rate of 1% to 15% of base compensation (including overtime) to be applied toward the purchase of Common Stock. There are 800,000 shares of Common Stock reserved for issuance under the Purchase Plan, subject to adjustments for stock dividends and similar events. As of February 28, 1999, there were approximately 1,800 employees eligible to participate in the Purchase Plan. The Purchase Plan, which is administered by a Plan Committee appointed by the Compensation Committee of the Board of Directors, will terminate (i) at such time as is determined in the discretion of the Board or
(ii) at such time as all shares reserved under the Purchase Plan have been purchased.

  Under the Purchase Plan, separate six-month offering periods commence on January 1 and July 1 of each year. An employee must authorize a payroll deduction before the start of an offering period in order to participate in that offering period. On the last business day of the offering period, the employee will be deemed to have exercised the option to purchase as many shares as the employee's payroll deduction will allow, at the option price. The option price is 85% of the lesser of:

  . the fair market value of the Common Stock on the first day of the offering period, or

  . the fair market value of the Common Stock on the last day of the offering period.

Fractional shares will not be issued under the Purchase Plan, and any funds remaining in employee plan accounts after such purchase shall be retained for the next offering period. Fair market value shall be determined by reference to the closing share prices as reported by the composite transaction reporting system for securities listed on the NYSE. The closing price of the Corporation's Common Stock as reported on the NYSE on March 19, 1999 was $13.50.

  Shares purchased will be held by the Plan Administrator for the benefit of Purchase Plan participants, and participants may direct the Plan Administrator to sell purchased shares from their plan accounts. The initial Plan Administrator is ChaseMellon Shareholder Services, L.L.C. Participants may elect to receive stock certificates for purchased shares from their plan accounts.

  An employee may withdraw from an offering period at any time. Upon withdrawal, the amount in the employee's account will be refunded, without interest. Employees who withdraw from an offering may not thereafter participate in that offering, and those employees will also be ineligible to participate in the next offering period. However, if a withdrawing employee is otherwise eligible, that employee may participate in any other future offering periods under the Purchase Plan.

  If an employee is terminated for any reason (including death or disability), that employee's participation in the Purchase Plan will immediately terminate. All cash remaining in that former employee's account will be refunded, without interest.

  No employee shall be permitted to purchase any shares under the Purchase Plan if that employee, immediately after such purchase, owns shares possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation. The fair market value of all shares purchased by an employee under the Purchase Plan during any calendar year may not exceed $25,000 (determined as of the first day of the offering period).

  Because the purchase of shares under the Purchase Plan is discretionary with all eligible employees, it would not be meaningful to include information as to the amount of shares which would have been distributable during fiscal 1998 to all employees, or to groups of employees, or to any particular employee of the Corporation had the Purchase Plan been in effect during that fiscal year.

  The Compensation Committee of the Board of Directors may at any time amend or terminate the Purchase Plan, provided that no employee's existing rights under any offering already commenced may be adversely affected thereby. No amendment may be made to the Purchase Plan without prior approval of the stockholders of the Corporation if the amendment would increase the number of shares reserved thereunder, reduce the purchase price per share of Common Stock, or materially modify the eligibility requirements for participants.

  If the Corporation's stockholders have not approved the Purchase Plan prior to the last day of the first offering period (i.e., December 31, 1999), then funds in a participant's plan account may not be used to purchase shares until stockholder approval has been obtained, and in that event, the purchase date for the first offering period shall be the fifth business day after the date of stockholder approval. If the stockholders have not approved the Purchase Plan by February 24, 2000 (i.e., the date which is 12 months after the date of adoption of the Purchase Plan by the Board of Directors), the Purchase Plan will terminate and all funds held in participants' plan accounts shall be returned to the participants in cash, plus interest at 5% per annum.

Federal Income Tax Consequences Relating to the Purchase Plan

  The federal income tax consequences of an employee's participation under the Purchase Plan will vary. The following discussion is only a summary of the general federal income tax guidelines applicable to the Purchase Plan. Employees should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the tax matters described below will apply.

  The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under those provisions, no income will be taxable to a participant at the time of grant of the option to purchase or the purchase of shares for federal income tax purposes. However, a participant may become liable for tax upon dispositions of shares acquired under the Purchase Plan (or if he or she dies holding such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

  If the shares are disposed of at a point in time which is (a) at least two years after the date of the beginning of the offering period and (b) at least one year after the stock is purchased in accordance with the terms of the Purchase Plan (or if the employee dies while holding the shares), the following tax consequences will apply: The lesser of (1) the excess of fair market value of the shares at the time of such disposition over the option price of the shares, or (2) the excess of the fair market value of the shares at the time the option was granted over the option price (which will be computed as of the first day of the offering period) will be treated as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If an employee holds the shares for this period, no deduction in respect of the disposition of such shares will be allowed to the Corporation.

  If the shares are sold or disposed of (including by way of gift) before the expiration of either the two year or the one year holding periods described above, the following tax consequences will apply: The amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period and which is referred to as the "termination date") exceeds the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. The Corporation, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

Vote Required

  The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, provided a quorum is present, is required for the approval of the Purchase Plan.

  The Board recommends that stockholders vote FOR the proposal to approve the adoption of the Purchase Plan.

                  PROPOSAL TO APPROVE THE IMCO RECYCLING INC.

                      ANNUAL INCENTIVE COMPENSATION PLAN

General

  On February 24, 1999, the Board adopted and approved the terms of the IMCO Recycling Inc. Annual Incentive Compensation Plan (the "Incentive Plan"), subject to approval by the Corporation's stockholders at the Annual Meeting.

  In 1993, the United States Congress adopted Section 162(m) of the Internal Revenue Code, the terms of which (along with the treasury regulations under Section 162(m)) place limits on the Corporation's ability to deduct certain compensation in excess of $1,000,000 for any taxable year paid to certain of its executive officers. One exception to these limitations is for "performance-based" compensation that has been disclosed to and approved by stockholders prior to payment of the awards.

  In response to Section 162(m) and the adoption of the related final treasury regulations, the Corporation adopted its Annual Incentive Program in 1996, which was intended to comply with the performance-based exception to Section 162(m) (the "1996 Program"). The 1996 Program provided for the granting of cash and stock bonuses, directors' retainers payable in cash and stock, and stock options to key employees, consultants, officers and directors of the Corporation and its subsidiaries. The 1996 Program was amended in 1998 to increase the number of shares reserved for issuance under the plan from 500,000 to 900,000.

  During fiscal 1998, in connection with the Compensation Committee's review of its compensation programs, the Compensation Committee determined that a new annual incentive compensation plan should be adopted, both to reflect certain different performance criteria that the Committee then felt more relevant and also to afford the Committee additional flexibility to be able to change the performance determinants under the plan in order to address particular performance objectives from year to year. As a result, the Compensation Committee recommended for approval the terms of the Incentive Plan. In the event the terms of the Incentive Plan are approved by the stockholders at the 1999 Annual Meeting, the Corporation will amend the 1996 Program to delete its provisions concerning annual bonuses, but to retain the provisions concerning discretionary grants of stock options to key employees, officers, non-employee directors and consultants of the Corporation and its subsidiaries, and the payment of the quarterly stock and cash retainers to non-employee directors of the Corporation.

  If the Incentive Plan is not approved by the Corporation's stockholders, the Incentive Plan will not be implemented and no amounts will be paid to employees in accordance with the terms of the plan.

  The provisions of the Incentive Plan (which include the material terms of the performance-based compensation provisions) are summarized below. The Incentive Plan is not a "qualified plan" within the meaning of Section 401 of the Internal Revenue Code.

Purpose

  The purpose of the Incentive Plan is to advance the interests of the Corporation and its stockholders by providing certain of the Corporation's key employees with annual cash incentive compensation which is tied to the achievement of preestablished performance goals. The Incentive Plan is designed to provide the Corporation with flexibility in achieving those purposes and to implement performance-based compensation strategies that will attract and retain officers and employees who are considered important to the long-term success of the Corporation.

Administration

  The Incentive Plan is administered by the Compensation Committee; bonus awards under the Incentive Plan to "covered employees," that is, the chief executive officer and the other four highest compensated officers of the Corporation as of the last day of the taxable year, must be made only by the "outside director" (as that term is used under Section 162(m)) members of the Compensation Committee (that is, the members of the Executive Compensation Subcommittee of the Compensation Committee). See "Compensation Committee Report to Stockholders".

Bonuses under the Incentive Plan

  Eligibility. Only key employees of the Corporation or its subsidiaries selected by the Compensation Committee are eligible to participate in the Incentive Plan. The Compensation Committee (and the Executive Compensation Subcommittee of the Committee in the case of all "covered employees") shall within 90 days after the commencement of each fiscal year, select the particular key employees of the Corporation and its subsidiaries to whom bonuses under the Incentive Plan may be granted. Approximately 50 employees are currently eligible to participate in the Incentive Plan. Subject to the terms of the Incentive Plan, employees who participate in the Incentive Plan may also participate in other incentive or benefit plans of the Corporation or any of its subsidiaries.

  Bonuses will be calculated and awarded under the Incentive Plan according to the participant's position, or job classification, within the Corporation and its subsidiaries. Participants will be classified according to position within the Corporation as designated by the Compensation Committee. Grouping by different positions or levels are relevant as to the weighting percentages to be applied to the annual incentive award amounts based upon achievement of corporate, business unit and/or individual performance measures.

  Performance Measures. Under the Incentive Plan, the Compensation Committee will establish for each participant, depending on his position, corporate performance measures, business unit performance measures and/or individual performance measures. The corporate performance measures shall be the key financial and strategic objectives established by the Compensation Committee for the particular fiscal year in question and will be based on the measures and objectives as the Committee then deems most relevant and meaningful for the Corporation. Examples of such corporate measures include earnings before interest, taxes, depreciation and amortization (EBITDA); revenue growth; free cash flow; return on operating assets; return on assets; and return on equity. For fiscal 1999, the corporate performance measures are based upon (1) actual consolidated EBITDA of the Corporation compared to budgeted targeted EBITDA, and (2) return on consolidated assets of the Corporation compared to percentile returns on assets for a peer group of companies selected by the Compensation Committee. With respect to certain positions, a portion of the participant's incentive award will be based on performance measures for a particular business unit (i.e., subsidiaries, divisions, operating segments, etc.). These business unit performance measures may include financial measures similar to or different from the corporate performance measures described above, and non-financial measures, as determined by the Compensation Committee from year to year. The business unit performance measures are not expected to apply to any of the "covered employees". The individual performance measures will be specific goals and objectives established by the Committee each fiscal year during the first 90 days of each fiscal year.

  The Committee shall then assign weights to, and determine the percentages of, the total bonus amount that is to be paid on the basis of achievement of corporate performance measures, achievement of individual performance measures and/or achievement of business unit measures, as the case may be.

  The Committee will next fix the bonus amount payable, which will be the target incentive amount if the target performance measure levels are achieved. The Committee will determine a target incentive for each participant which is a percentage, not to exceed 100%, of the participant's "base salary midpoint" established at the beginning of the fiscal year by the Compensation Committee for the participant's job classification. The Committee also fixes the percentage amounts of target bonus payable based on actual achievement levels with respect to those performance measures, so that the participant can earn a range equal to 0% to 200% of his target bonus amount under the Incentive Plan. The bonus payable to a participant for any particular year can not exceed 200% of his target incentive, so that a bonus cannot exceed 200% of the participant's base salary midpoint established at the beginning of the year. No participant may receive a bonus amount in excess of $1,000,000 for any particular year.

  In this manner, the Committee will determine the minimum level of performance (threshold performance) in relation to the performance measures determined before any bonus will be payable under the Incentive Plan, and the maximum level of performance (maximum performance) in relation to the performance measures determined that will permit the maximum bonus to be paid under the Incentive Plan. The Incentive Plan provides that the Compensation Committee must, within 90 days after the commencement of the fiscal year in question, establish all of these performance measures and minimum, target and maximum levels of performance with respect to each "covered employee".

  Payment and Adjustments. The Compensation Committee will calculate the bonus amounts on the basis of the incentive award criteria for that fiscal year and the level of achievement of performance measures for each participant. On the preliminary payment date, which shall be in the last month of the fiscal year in question, the Compensation Committee shall calculate the bonuses and distribute 70% of the aggregate of the actual bonus, if any, awarded to a participant. On the final payment date, which shall occur after the Corporation's independent auditors render their final opinion with respect to the fiscal year in question, the Compensation Committee shall calculate the bonus and distribute the portions of the bonus which had not been previously distributed to participants on the preliminary payment date. Final awards under the Incentive Plan will be paid in cash as soon as practicable after the Compensation Committee's certification of the bonuses payable following each fiscal year. The Committee may, in its sole discretion, adjust the bonus for any participant by adjusting the relative weights applicable to a particular participant to reflect any material change in circumstances during the fiscal year. However, the bonus amounts calculated for any participant who is a "covered employee" under Section 162(m) may not be increased.

  As a condition to eligibility for payment of a bonus with respect to any fiscal year, a participant shall be required to be employed by the Corporation or one of its subsidiaries during that year and on each payment date. In the event a participant dies, becomes permanently disabled, retires from the Corporation under retirement policies then in effect, or resigns under circumstances constituting "termination for Good Reason" as defined in the Incentive Plan during the year in question or before the final payment date, the Committee may award all or a portion of the bonus accrued for that participant.

  In the event of a "Change in Control" as defined in the Incentive Plan, all Incentive Awards will be based on the same performance measures as in effect prior to the Change in Control and will be paid to participants. A "Change in Control" is defined as any of the following events: (i) any merger or consolidation under which shares of the Corporation's Common Stock would be converted into cash, securities or other property, or any sale, lease, exchange or other disposition (excluding disposition by way of mortgage, pledge or hypothecation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case unless, following such Business Combination, all or substantially all of the holders of the outstanding Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50.1% of the outstanding common stock or equivalent equity interests of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the outstanding Common Stock, (ii) the stockholders of the Corporation approve any plan or proposal for the complete liquidation or dissolution of the Corporation, (iii) any individual or entity or any "group" (as such term is used in Rule 13d-5 promulgated under the Exchange Act), other than the Corporation or any successor of the Corporation or any subsidiary of the Corporation or any employee benefit plan of the Corporation or any subsidiary (including the plan's trustee), becomes a beneficial owner for purposes of Rule 13d-3 promulgated under the Exchange Act, of securities of the Corporation representing 50.1% or more of the Corporation's then outstanding securities having the right to vote in the election of directors, or (iv) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board of Directors, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Corporation's stockholders, of each new director was approved by the vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

  "Cause" means (a) breach of a written employment agreement by that participant; or (b) misconduct, dishonesty, disloyalty, disobedience or action that might reasonably injure the Corporation or any of its subsidiaries or their business interests or reputation. A termination for "Good Reason" means that the participant resigned within two years following a Change in Control, the resignation was caused by any of the following occurrences, and the participant resigns within 30 days of any of the following: the Corporation
(x) assigns the participant duties which are materially inconsistent with participant's position, duties and status with the Corporation at the time of a Change in Control; (y) takes action which results in a material diminution in the position, duties or status of the participant at the time of the Change in Control or any transfer or proposed transfer of the participant for any extended period to a location outside his principal place of employment at the time of the Change in Control; or (z) reduces the annual base salary of a participant.

Amendment; Assignment

  The Incentive Plan provides that except as indicated above, the Board of Directors may at any time and from time to time without the consent of the participants amend or terminate the Incentive Plan. The rights and interests of a participant under the Incentive Plan may not be assigned, encumbered or transferred, except by will or the laws of descent and distribution. No employee or other person shall have any claim or right to receive benefits under the Incentive Plan except as provided in the Incentive Plan.

Certain Federal Income Tax Aspects

  An award under the Incentive Plan will be deductible by the Corporation and taxable as ordinary income to a participant in the year or years in which the award is paid or made available to the participant. The Corporation shall have the right to deduct from all payments made under the Incentive Plan any taxes required by law to be withheld with respect to such payments.

  If a termination occurs after a change in control, any amounts paid under the Incentive Plan would be included in determining whether or not a participant has received an "excess parachute payment" under Section 280G of the Internal Revenue Code, which could result in a loss of deduction to the Corporation and the imposition of a federal excise tax (in addition to federal income tax) payable by the participant. The Incentive Plan contains provisions limiting the amount a participant would otherwise be entitled to receive in order for the Corporation to avoid being considered to have paid an "excess parachute payment".

New Plan Benefits

  As set forth above, bonuses under the Incentive Plan will be based upon performance measures with respect to fiscal 1999 and future years. No incentive compensation under these terms has yet been earned by any participant. Accordingly, the amount of annual incentive compensation to be paid in the future to participants, including the Corporation's current or future named executive officers subject to Section 162(m), cannot be determined at this time, since actual amounts will depend on actual corporate and individual performance measured against the attainment of the preestablished performance measures and the Compensation Committee's or Subcommittee's discretion to adjust those amounts. Additionally, the Committee has not yet obtained and compiled part of the data on which the corporate performance measures would have been calculated (such as the results of operation for 1998 and the assets as of January 1, 1998 for all of the peer group of companies.

The Board recommends that stockholders vote FOR the proposal to approve the Incentive Plan.

           PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as its independent auditors to examine the consolidated financial statements of the Corporation for 1999. Stockholders are being asked to ratify this appointment. The Corporation has been informed that neither Ernst & Young LLP nor any of its partners have any direct financial interest or any material indirect financial interest in the Corporation nor have had any connection during the past three years with the Corporation in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to be available to respond to appropriate questions.

  The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors for 1999.

                                 OTHER MATTERS

  The Corporation will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Corporation, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Corporation will reimburse these brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. In addition, the Corporation has retained the services of Kissel-Blake, a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $7,000 plus reimbursement of their reasonable out-of-pocket expenses.

  The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

  The Annual Report to Stockholders for the fiscal year ended December 31, 1998, which includes financial statements, accompanies this Proxy Statement. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

  A copy of the Corporation's annual report on Form 10-K, including financial statements and schedules but not including exhibits, will be furnished to you if you send a written request addressed to IMCO Recycling Inc., Attn: Paul V. Dufour, 5215 N. O'Connor Blvd., Suite 940, Central Tower at Williams Square, Irving, Texas 75039, telephone (972) 401-7200. The Corporation also will furnish its 10-K annual report to you at no charge if you are a "beneficial owner" of Common Stock, if you send a written request, addressed to Mr. Dufour, containing a good faith representation that at the record date you were a beneficial owner of Common Stock of the Corporation entitled to vote at the annual meeting of stockholders to be held May 12, 1999. Copies of any exhibit to the Form 10-K will be furnished upon the payment of a reasonable fee.

  Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Corporation is based upon information received from the individual directors and officers.

  Please mark, sign, date and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States. A prompt return of your proxy card will be appreciated as it will save the expense of further mailings.

                                          By Order of the Board of Directors

                                          Paul V. Dufour
                                          Secretary

Irving, Texas
April 9, 1999

                                                                     Appendix A

                              IMCO RECYCLING INC.

                         EMPLOYEE STOCK PURCHASE PLAN

  This Plan is intended to advance the long-range interests of IMCO Recycling Inc., a Delaware corporation (the "Company"), by encouraging the acquisition and ownership of capital stock of the Company ("Common Stock"), upon the terms herein set forth, by employees of the Company and certain of its subsidiaries, in order that their proprietary interest in the Company's long-term performance and success, and their continuance as employees of the Company, may be enhanced. The Plan is also intended to provide employees with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. This Plan shall be known as the "IMCO Recycling Inc. Employee Stock Purchase Plan." The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with requirements of
Section 423 of the Code.

  1. Shares Offered. The total number of shares of Common Stock ($.10 par value) available for purchase by Participants under all Offerings (defined in
Section 3 below) is 800,000 shares, which are either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. If any Offering shall expire without all shares available under such Offering having been purchased, such unpurchased shares shall be added to the shares otherwise available for future Offerings.

  2. Administration. The Plan shall be administered by a committee (the "Plan Committee") appointed by the compensation committee of the Board of Directors (the "Compensation Committee"), which Plan Committee shall consist of not less than three members. Subject to the express provisions of the Plan, the Plan Committee shall have authority, in its discretion, to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Plan Committee's determination on the foregoing matters shall be conclusive. The Plan Committee shall have the power to appoint and remove an independent third party (which may, but need not, be a bank or trust company) to act as administrator of the Plan and custodian of all stock certificates issued under the Plan, and to provide such other services as the Plan Committee may determine (the "Administrator"), and the Plan Committee is authorized to enter into an agreement with the Administrator concerning its duties under the Plan.

  The Compensation Committee may from time to time appoint members of the Plan Committee in substitution for or in addition to members previously appointed, and may fill vacancies, however caused, in the Plan Committee. The Plan Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable, and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Plan Committee shall be made by a majority of its members. The Plan Committee may correct any defect or omission, or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Plan Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Plan Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

  3. Offerings. The Plan Committee shall make an offering to Eligible Employees (defined in Section 4 below) to purchase Common Stock under the Plan (each an "Offering") during the six-month periods from January 1 through June 30 and from July 1 through December 31, until the Plan terminates; each such six-month offering period during which any such Offering is open is referred to herein as an "Offering Period." The January 1 or July 1 which is the first day of an Offering Period is the "Offering Date" for such Offering Period. For each Offering Period, payroll deductions of Participants for all payroll periods which end during the Offering Period (including a payroll period which ends on the last day of an Offering Period) shall be considered Payroll

Deductions during such Offering Period and shall be used to purchase Common Stock at the end of the Offering Period in accordance with Section 7 below. Unless otherwise specified by the Plan Committee, the number of shares of Common Stock that may be purchased under an Offering shall be the balance of the 800,000 shares authorized in Section 1 above which have not been previously purchased under the terms of this Plan.

  4. Eligibility. The Compensation Committee shall designate the subsidiaries of the Company whose employees are eligible to participate in the Plan ("Participating Subsidiaries").

  An "Eligible Employee" is a person who (i) is actively employed by the Company or one of the Participating Subsidiaries, (ii) is actively employed on the first day of the calendar month prior to an Offering Period, and (iii) is not excluded pursuant to the following sentence. The following persons shall not be Eligible Employees: (1) employees whose customary employment with the Company and all Participating Subsidiaries is twenty (20) hours or less per week, (2) employees who have not been employed by the Company or a Participating Subsidiary for at least six (6) consecutive months, and (3) an employee who owns capital stock of the Company (including all capital stock which may be purchased under outstanding Offerings under the Plan or outstanding options under any stock plan of the Company) possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of its subsidiary corporations (for the foregoing purposes, the rules of Section 424(d) of the Code shall apply in determining stock ownership), as provided in Code Section 423(b)(3). All Eligible Employees may participate in the Plan. A person shall be considered actively employed when the person is presently performing his/her regular duties with the Company or a Participating Subsidiary. A person's period of employment with a company acquired by the Company or by one of its subsidiaries shall be included in determining an employee's length of employment for the purpose of this paragraph, provided that such acquired company is a Participating Subsidiary on the Offering Date. A person who is a director but not an employee shall not be eligible under the Plan.

  5. Offering Rights. With respect to each Offering, each Eligible Employee may elect to participate by having a portion of his Compensation (defined in Section 6 below) withheld and applied to the purchase of shares of Common Stock at the end of the Offering Period. The amount withheld from each paycheck issued to the Eligible Employee during the Offering Period is the Participant's "Payroll Deduction" (in accordance with Section 6 below), and the Plan Committee shall apply such Payroll Deductions during an Offering Period to the purchase of the Company's Common Stock at the end of the Offering Period in accordance with Section 7 below. In no event may the number of shares of Common Stock which may be purchased by all Participants for an Offering exceed the number of shares available during the Offering Period (as determined in accordance with Section 3 above).

  6. Participation; Payroll Deductions. An Eligible Employee who completes and delivers an authorization for Payroll Deduction on the form provided by the Plan Committee ("Payroll Deduction Authorization Form") shall become a participant in the Plan ("Participant"). A Participant may deliver a Payroll Deduction Authorization Form to the Chief Financial Officer of the Company prior to the Offering Date of an Offering Period, and in accordance with the rules developed by the Plan Committee. On his Payroll Deduction Authorization Form, the Participant shall elect to have deductions made on each payday which may be any whole percentage from 1% up to and including 15% of the Participant's Compensation in effect at the beginning of the Offering Period. "Compensation" shall mean W-2 compensation, including overtime but excluding commissions, bonuses and other special payments. A Participant who elects to participate for an Offering Period through Payroll Deduction shall be deemed to have elected to participate in the Plan on the same basis for each successive Offering Period until such Participant changes his Payroll Deduction in accordance with Section 8 below or withdraws (or is deemed to withdraw) from an Offering pursuant to Section 12 below. A Participant shall not be required to file additional Payroll Deduction Authorization Forms for successive Offering Periods in order to continue participation in the Plan.

  7. Participants' Plan Accounts. The Plan Committee will maintain, or cause to have maintained, a Plan Account in the name of each Participant. On each payday, a Participant's Payroll Deduction shall be withheld and credited to such Participant's Plan Account. As of the last day of the Offering Period or such other date as designated by the Plan Committee if required for proper administration of the Plan ("Purchase Date"), the amount then in such Participant's Plan Account shall be applied to the purchase of shares in accordance with Section 10 below; provided, however, that the first Purchase Date after the adoption of the Plan may be delayed pursuant to
Section 27 below. The purchase of shares shall be made solely from amounts credited to the Participants' Plan Accounts.

  8. Payroll Deduction Changes. Except in the case of a withdrawal under
Section 12 below, a Participant may not change his Payroll Deduction during an Offering Period. A Participant may, however, decrease or increase his Payroll Deduction for a subsequent Offering Period prior to the commencement of the next Offering Period, by filing a new Payroll Deduction Authorization Form with the Chief Financial Officer of the Company during the time specified by the Plan Committee.

  9. No Interest. The Plan Committee shall not credit a Participant's Plan Account with interest on any Payroll Deduction, except as provided in Section 27 below.

  10. Purchase Price and Purchase of Shares. Subject to Section 28 below, the purchase price for a share of Common Stock under any Offering will be the lesser of:

    (a) 85% of the closing sale price for shares of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange (or such other principal national securities exchange or the inter-dealer quotation system on which the stock is then traded or quoted) on the Offering Date for such Offering or on the most recently preceding date on which there was such a sale (the "Initial Offering Price"); or

    (b) 85% of the closing sale price for shares of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange (or such other principal national securities exchange or the inter-dealer quotation system on which the stock is then traded or quoted) on the last day of the Offering Period or on the most recently preceding date on which there was such a sale (the "Alternate Offering Price").

  As of the Purchase Date, the Alternate Offering Price shall be ascertained. The Plan Committee will then apply all funds credited to the Participants' Plan Accounts to purchase shares of Common Stock available under the Offering. Unless a Participant has withdrawn prior to the Purchase Date pursuant to
Section 12, and subject to the provisions of Sections 25 and 28, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Common Stock which may be purchased with the amount credited to his Plan Account as of the Purchase Date at the lower of the Initial Offering Price or the Alternate Offering Price. Fractional shares will not be issued under the Plan and any funds in a Participant's Plan Account which would have been used to purchase fractional shares shall be retained in such Plan Account for the next Offering Period.

  11. Termination of Employment; Termination of Eligibility. In the event of a Participant's termination of employment for any reason (including death or disability), the Participant's participation in the Plan shall immediately terminate without notice to the Participant, and all Payroll Deductions credited to such Participant's Plan Account shall be returned to such Participant in cash, without interest.

  An Eligible Employee of a company included in the Plan which ceases to be a Participating Subsidiary shall be deemed to have terminated employment for purposes of this Section as of the date such company ceases to be a Participating Subsidiary unless, as of such date, the Participant shall become an Eligible Employee of the Company or of any Participating Subsidiary then included in the Plan.

  12. Withdrawal from Offering. Each Participant shall have the right, at any time prior to the Purchase Date, to withdraw from an Offering by providing fifteen (15) days' prior written notice to the Chief Financial Officer of the Company revoking his Payroll Deduction. A Participant who elects to cease participation in the Plan by revoking his Payroll Deduction may not resume participation in the Plan until after the expiration of one full Offering Period following the Offering Period in which he withdraws and ceases participation. As promptly as practicable after the receipt of a revocation notice, all Payroll Deductions credited to such Participant's Plan Account shall be returned to such Participant in cash, without interest.

  13. Stock Certificates. As promptly as practicable after the Purchase Date of each Offering, the Plan Committee will deliver to the Administrator all shares of Common Stock purchased with the funds credited to the Plan Accounts. The Administrator will hold the shares of Common Stock of all Participants in its name or in the name of its nominee evidenced by as many or as few certificates as the Administrator determines. No certificate representing shares of Common Stock purchased for a Participant's Plan Account will be issued to the Participant unless he or she makes a request in writing or until his or her Plan Account is terminated, or such Participant withdraws from an Offering. So long as the stock credited to a Participant's Plan Account is held by the Administrator, all rights accruing to an owner of record of such stock, including, without limitation, voting rights and rights of disposal, shall belong to the Participant for whose account such stock is held.

  A Participant may elect, at any time and from time to time, to receive a stock certificate for shares credited to his Plan Account after the purchase price for such shares has been paid in full. In such event, certificates for shares of Common Stock shall be issued only in the name of the Participant unless the Participant or the Participant's designee (in the event the Participant has died) elects otherwise by written notice to the Plan Committee and the Plan Committee gives prior written consent to such election.

  If a Participant withdraws from an Offering, terminates employment for any reason, or elects to terminate participation in the Plan, the Administrator will transfer to the Participant a stock certificate for whole shares credited to his Plan Account (and for which the purchase price has been paid in full), unless the Participant elects to sell all or part of the Participant's shares in accordance with Section 14 below.

  14. Sale of Shares of Common Stock. A Participant may request that the Administrator sell all or any part of the shares of Common Stock credited to such Participant's Plan Account. Upon receipt of a written request from a Participant, the Administrator, as the Participant's agent, will sell the number of shares of Common Stock specified in the Participant's request within five business days of receipt by the Administrator of instructions to sell the shares of Common Stock, and will deliver to the Participant the proceeds of the sale, less a handling charge, brokerage commissions, and other costs of sale. Whole and fractional shares may be aggregated and sold with those of other Participants, in which case the proceeds for each Participant will be based on the average sales price of all shares aggregated and sold. Any sale may, but need not, be made by purchase for other Plan Accounts, subject to and in accordance with the terms of the Plan, in which case the price will be the closing sale price of Common Stock as reported by the principal securities exchange or the inter-dealer quotation system on which the stock is traded or quoted on the date of receipt by the Administrator of the notice of the Participant's desire to sell shares of Common Stock or, if the stock is not traded on the date of receipt, the mean on the next prior date that it was so traded. No sales of any fractional shares shall be permitted.

  15. Voting of Shares of Common Stock. The Administrator will vote a Participant's shares of Common Stock as instructed by the Participant on a form to be furnished by and returned to the Administrator at least ten days (or such shorter period as the law may require) before the meeting at which such shares of Common Stock are to be voted. The Administrator will not vote shares of Common Stock for which no instructions are received.

  16. Tender or Exchange Offer. If a tender offer or exchange offer is commenced for shares of Common Stock, the Administrator, upon receipt of information with respect thereto as the holder of record of the shares of Common Stock, will either (i) forward, or arrange for the forwarding of, information provided by the offeror to holders of record of Common Stock to each Participant or (ii) provide to the offeror the name and mailing address of each Participant as reflected on the records of the Administrator with instructions to mail such material to each Participant. The Administrator will tender all or part of a Participant's shares of Common Stock in response to written instructions from the Participant in such form as the Administrator may reasonably require and only if such instructions are received by the Administrator at least five days (or such shorter period as may be required by law) prior to the termination of the offer. Unless the Administrator has received instructions in accordance with the previous sentence, it will not tender a Participant's shares of Common Stock. Except to the extent disclosure is required to tender shares of Common Stock pursuant to proper written instructions, the Administrator will maintain the confidentiality of a Participant's election to tender or not tender shares of Common Stock.

  17. Cash Dividends, Stock Dividends and Splits. Any cash dividends paid on shares credited to a Participant's Plan Account will, when received by the Administrator, be credited to the Participant's Plan Account and used to purchase additional shares on the next Purchase Date. Any stock dividends and any shares received as a result of a stock split on any shares of Common Stock credited to a Participant's Plan Account will, when received by the Administrator, be credited to the Participant's Plan Account.

  18. Statements. As soon as practicable after the cash credited to the Participant's Plan Account has been applied to the purchase of shares of Common Stock (but in no event later than 20 calendar days after the purchase) the Administrator will mail a statement to the Participant summarizing the transactions in the Participant's Plan Account since the last statement.

  19. No Rights as a Stockholder. None of the rights or privileges of a stockholder of the Company shall exist with respect to shares of Common Stock purchased under this Plan until a certificate representing such shares is issued.

  20. Rights not Transferable. Except as hereinafter set forth and unless otherwise provided by law, no Participant shall have the right to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the right to participate in the Plan or any interest in the Participant's Plan Account, and such right and interest shall not be liable for or subject to the debts, contracts, or liabilities of such Participant. If any such action is taken by the Participant, or any claim asserted by another party in respect of such right and interest, such action or claim will be treated as notice of cancellation, and except as may otherwise be required by law, such event shall be deemed to be a withdrawal from the Plan and the Participant's Plan Account shall be repaid to him as provided in Section 12.

  Provided, however, that a Participant may designate in writing (on a form provided by the Plan Committee) the person who shall have the right to receive the Participant's Plan Account in the event of the Participant's death. In the event of death, if a Participant has not designated a person to receive the Participant's Plan Account, such Participant's Plan Account shall be distributed to the Participant's estate.

  21. Application of Funds. All funds received or withheld by the Plan Committee under this Plan as Payroll Deductions shall be held by the Company without segregation and may be used for any general corporate purpose without restriction.

  22. Adjustments upon Changes in Capitalization. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or the like, the aggregate number and class of shares available under the Plan, the number and class of shares subject to outstanding Offerings, the maximum number of shares which an individual Eligible Employee may purchase, and the Initial Offering Price shall be proportionately adjusted, and such other adjustments shall be made as may be deemed equitable, by the Plan Committee, whose determinations shall be conclusive.

  23. Amendments of the Plan. Except as provided below, the Compensation Committee may at any time, and from time to time, make such changes in and additions to the Plan as the Compensation Committee deems advisable. However, the following amendments may only be made by the Board of Directors with approval by vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present: (a) increase the maximum number of shares which may be purchased under the Plan, (b) reduce the purchase price per share, or (c) amend the requirements for an Eligible Employee. No amendment of the Plan may, without the consent of the Participant with respect to any outstanding Offering, materially and adversely affect the Eligible Employee's rights with respect to such Offering.

  24. Termination of the Plan. This Plan shall terminate (a) on the date that all of the shares authorized for sale under the Plan have been purchased, except as otherwise extended by authorizing additional shares, or (b) at any time, at the discretion of the Board of Directors of the Company; provided, however, that no termination shall affect outstanding Offerings.

  Upon termination of the Plan and the exercise or lapse of all Offering rights hereunder, all remaining amounts credited to Plan Accounts of Participants shall be returned to such Participants in cash, without interest.

  25. Allocation of Shares if Exceed Maximum Offered. If the total number of shares which would otherwise be purchased by Participants through Payroll Deductions under any Offering exceeds the shares available for purchase under the Offering, the Plan Committee may allocate the available shares among the Participants on any basis consistent with the terms of the Plan, and any remaining funds credited to a Participant's Plan Account on the Purchase Date shall be returned to the Participant in cash, without interest.

  26. Governmental and Other Regulations. The obligation of the Company to issue or transfer and deliver shares under this Plan shall be subject to (a) compliance with all applicable laws, governmental rules and regulations and administrative action, (b) the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, if deemed necessary or appropriate by counsel for the Company, and
(c) the condition that the shares of Common Stock reserved for issuance upon the purchase of shares subject to Offering under the Plan shall have been listed (or authorized for listing upon official notice of issuance) upon each securities exchange on which outstanding shares of the same class are then listed or authorized for quotation on the inter-dealer quotation system on which the shares are then quoted.

  27. Approval of Stockholders. The Plan has been adopted by the Board of Directors of the Company, subject to the approval of the stockholders of the Company. If the stockholders have not approved the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present within twelve (12) months after the date of adoption of the Plan by the Board of Directors, the Plan shall terminate on the date which is twelve (12) months after the date of adoption of the Plan by the Board, and all funds held in Participants' Plan Accounts shall be returned to such Participants in cash, with interest at 5% per annum from the date of transfer to such accounts to the date of refund. If the stockholders have not approved the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present prior to the last day of the first Offering Period, no funds in a Participant's Plan Account may be used to purchase shares under Section 7 above until such stockholder approval has been obtained; in that event, the first Purchase Date shall be the fifth business day after the date of stockholder approval.

  28. $25,000 Limitation. No Eligible Employee shall be included in an Offering which permits him to purchase Common Stock under all employee stock purchase plans of the Company and its subsidiaries to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds $25,000 of fair market value of such capital stock (determined at the Offering Date) for each calendar year in which such Offering is outstanding at any time.

  29. Indemnification. No current or previous member of the Board of Directors, the Compensation Committee, or the Plan Committee, nor any officer or employee of the Company acting on behalf of the Board of Directors, the Compensation Committee, or the Plan Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all such members of the Board of Directors, the Compensation Committee, or the Plan Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

  30. Investment Intent. The Company may require that there be presented to and filed with it by any Participant(s) under the Plan, such evidence as it may deem necessary to establish that the rights to purchase Common Stock granted or the shares of Common Stock to be purchased or transferred hereunder are being acquired for investment and not with a view to their distribution.

  31. No Right to Continue Employment. This Plan does not constitute a contract of employment. Nothing in the Plan or in any related documentation confers upon any employee the right to continue in the employ of the Company or any of its subsidiaries or interferes with or restricts in any way the right of the Company or any of its subsidiaries to discharge any employee at any time (subject to any contract rights of such employee).

  32. Governing Law. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the federal laws of the United States of America.

  33. Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

                                REVOCABLE PROXY

                              IMCO RECYCLING INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoint(s) Don V. Ingram and Paul V. Dufour, or either of them, each with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") to be held on Wednesday, May 12, 1999, at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, 5215 North O'Connor Blvd., Irving, Texas, at 9:00 A.M., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

        This Proxy will be voted at the Annual Meeting or any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 5. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                          (Continued on reverse side)

                           - FOLD AND DETACH HERE -

                                                              Please mark
                                                             your vote as    [X]
                                                             indicated in
                                                             this example

1. Election of Directors
   The election of the following nominees to the Board of Directors as Class III Directors, unless otherwise indicated below.

   FOR         AGAINST          (a) Hugh G. Robinson    (b) William Warshauer

   [_]           [_]   IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD AUTHORITY
                       TO VOTE FOR ANY PARTICULAR NOMINEE OR NOMINEES LISTED
                       ABOVE, PLEASE SO INDICATE BY CLEARLY AND NEATLY LINING
                       THROUGH OR STRIKING OUT THE NAME OF ANY SUCH NOMINEE OR
                       NOMINEES.

2. Proposal to approve the Corporation's Employee Stock Purchase Plan.

   FOR AGAINST ABSTAIN

   [_]   [_]     [_]

3. Proposal to approve the Corporation's Annual Incentive Compensation Plan.

   FOR AGAINST ABSTAIN

   [_]   [_]     [_]

4. Proposal to ratify the appointment of Ernst & Young LLP as the independent public accountants of the Corporation for 1999.

   FOR AGAINST ABSTAIN

   [_]   [_]     [_]

                                ------  5. In their discretion upon such other
                                     |     matters as may properly come before
                                     |     the meeting or any adjournment
                                           thereof.

                                        Please complete, date, sign and mail
                                        this Proxy promptly in the enclosed
                                        envelope. No postage is required for
                                        mailing in the United States.

                                        Dated                             , 1999
                                             -----------------------------

                                        ----------------------------------------
                                                       Signature(s)

                                        ----------------------------------------
                                                       Signature(s)

                                        IMPORTANT: Please date the Proxy and
                                        sign exactly as your name appears in the Proxy. If shares are held by joint tenants, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                             FOLD AND DETACH HERE



Dear Stockholder(s):

Enclosed you will find material relating to the Corporation's 1999 Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

IMCO Recycling Inc.